EXHIBIT E
                                                                              to
                                                                    SCHEDULE 13D

                                  SCREEEM! INC.
                                435 HUDSON STREET
                               NEW YORK, NY 10014


December 10, 1998

American Retail Enterprises, L.P.
1620 Grand Avenue
Baldwin, New York 11510
Attention: Mr. William Siegel

      Re:   Amendment No. 1 to Transitional Services and Purchase Agreement

Ladies and Gentlemen:

We refer you to that certain Transitional Services Agreement dated July 10, 1998 (the "Agreement") among Screeem! Inc., a Delaware corporation ("Screeem!"), a Delaware corporation [sic], dELiA*s Inc., a Delaware corporation, and American Retail Enterprises, L.P., a New York limited partnership ("ARE"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement.

We hereby agree as follows:

      1.    Purchase and Sale of Inventory

            a. ARE agrees to purchase from Screeem! and Screeem! agrees to sell to ARE: (i) spring season inventory designated by Gary Sugarman in an amount equal to $500,000, valued at original cost, and (ii) fall season inventory designated by Gary Sugarman in an amount equal to $400,000, valued at original cost (collectively, the "Inventory"). Screeem! shall deliver the Inventory to ARE's New Jersey warehouse within twenty-one (21) days following the date hereof.

      2. ARE shall pay to Screeem! an amount equal to Eight Hundred Twenty-Five Thousand Dollars ($825,000) in cash, as follows: (i) $275,000 by June 8, 1999; and (ii) the remaining $550,000 by December 8, 1999.

      3. The Transitional Services Agreement is amended in the following respects (and otherwise shall continue in full force and effect):

      a. Notwithstanding Section 4 of the Transitional Services Agreement, ARE shall continue to provide the services set forth under the heading
"Administrative Services" on Schedule I thereof through January 31, 1999, provided, however, that no fee shall be due under Section 2 of the Transitional Services Agreement for services rendered during the month of January 1999.

      b. Section 8 of the Transitional Service Agreement is amended by deleting the first sentence thereof and replacing it in its entire [sic] with the following:

      "In order to secure the obligations of the Seller under Section 6(b) of this transitional Services Agreement and under Sections 1 and 2 of this Amendment No. 1 to the Transitional Services Agreement to indemnify the Purchaser Indemnified Parties, parent will deposit the Additional Shares with the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement."

      c. Distribution Services. ARE grants to Screeem! an immediate credit of Fifty Thousand Dollars ($50,000) applicable to Screeem!'s obligation under
Section 2 of the Transitional Services Agreement relating to the fees set forth on Schedule II thereof, such that Screeem! shall have no obligation to pay the next $50,000 invoiced by ARE to Screeem! with respect to Distribution Services thereunder.

      4. Personnel. As of January 1, 1999, Screeem! shall hire four (4) employees of ARE or its affiliates designated by Gary Sugarman who are currently on the ARE payroll and are involved in the provision of Administrative Services under the Transitional Services Agreement and shall assume all obligations relating to such employees arising from and after January 1, 1998 [sic].

      5. Waiver. Effective as of January 1, 1999, dELiA*s and Screeem! hereby waive the obligations of the Company, the Lessees and each of their Affiliates (as such terms are defined in the Purchase Agreement) under Article XII and such
Article XII shall be of no further force or effect as of such date; provided, however, that ARE ands [sic] Affiliates agree not to use the names "SCREEEM!" or "JEAN COUNTRY."

      6. No Duty of ARE. ARE and its Affiliates shall have no duty to dELiA*s (or to any of dELiA*s affiliates) with respect to investing in, and buying and selling securities of dELiA*s and this Agreement shall not be interpreted to limit or restrict such activities.

      7. Acknowledgement. dELiA*s acknowledges that it has no objection to ARE and/or its affiliates disclosing this transaction in filings with the Securities and Exchange Commission, subject to our approval, not to be unreasonably withheld, the description thereof, which approval shall be a condition to the effectiveness of this agreement.

Please confirm your agreement to the foregoing by signing and returning to us a copy of this letter.

Very truly yours,

dELiA*s INC.


By:    /s/ Alex Navarro
      ------------------------------
      Alex Navarro, Senior VP

SCREEEM! INC.


By:    /s/ Alex Navarro
      ------------------------------
      Alex Navarro, Senior VP

                                          AGREED AND ACKNOWLEDGED:

                                          AMERICAN RETAIL ENTERPRISES, L.P.
                                          By:   LANDMARK PANTS CORP.
                                                General Partner


                                          By:    /s/ William Siegel
                                                ------------------------------
                                                William Siegel, Vice President


                                          By:   THE PANTS SET, INC.
                                                General Partner


                                          By:    /s/ William Siegel
                                                ------------------------------
                                                William Siegel, President